Exhibit 99.1
VERMILLION ANNOUNCES APPOINTMENT OF JOHN HAMILTON TO
BOARD OF DIRECTORS
FREMONT, Calif., April 10, 2008 — Vermillion, Inc. (Nasdaq: VRML), a molecular diagnostics company, today announced the appointment of John F. Hamilton to its board of directors. Mr. Hamilton is the former vice president and chief financial officer of Depomed, Inc., a specialty pharmaceutical company.
“John brings more than 20 years of active board-level engagement on financial, strategic and audit matters to Vermillion. His solid experience working with small to mid-size companies in the healthcare sector is a perfect fit with our business model,” said Gail Page, President and CEO of Vermillion. “We are pleased to welcome John to the board, especially at such an exciting time in the company’s evolution as we prepare to commercialize several of our diagnostic tests later this year. His financial savvy and analytical approach will prove invaluable to the Company.”
Mr. Hamilton began his career in the banking industry and went on to hold senior financial positions at several biopharmaceutical companies including Glyko, Inc. — now BioMarin Pharmaceuticals — and Chiron Corporation. He sits on the regional board of directors of the Association of Bioscience Financial Officers and is past-president of the Treasurers Club of San Francisco. Mr. Hamilton received his M.B.A. from the University of Chicago and his B.A. in International Relations from the University of Pennsylvania.
Mr. Hamilton’s appointment to Vermillion’s board of directors went into effect on April 9, 2008. Additionally, Mr. Hamilton will serve as chairman of the Company’s audit committee. He will replace Judy Bruner, executive vice president of administration and chief financial officer of SanDisk Corporation, who resigned from the board of directors on April 8, 2008.
“We would like to thank Judy for her leadership, expertise and contributions as a board member,” said Page. “She has added significant value to Vermillion for the past 5 years and we wish her well in her future endeavors.”
About Vermillion
 Vermillion, Inc. is dedicated to the discovery, development and commercialization of novel high-value diagnostic tests that help physicians diagnose, treat and improve outcomes for patients. Vermillion, along with its prestigious scientific collaborators, has diagnostic programs in oncology, hematology, cardiology and women’s health. Vermillion is based in Fremont, California. Additional information about Vermillion can be found on the Web at http://www.vermillion.com.
Forward Looking Statement:
 This news release contains forward-looking statements that involve significant risks and uncertainties, including statements regarding Vermillion’s plans, objectives, expectations and intentions and the risks and uncertainties discussed in Vermillion’s latest Form 10-K and Vermillion’s periodic reports on Form 10-Q and Form 8-K. These forward-looking statements are based on Vermillion’s current expectations. Vermillion is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise. Forward-looking statements cannot be guaranteed and actual results may differ materially from Vermillion’s current expectations. You are encouraged to read Vermillion’s reports filed with the U.S. Securities and Exchange Commission, available at http://www.sec.gov.
Investors
Sue Carruthers
Vermillion, Inc.
+1-510-505-2233
Media
Daryl Messinger
WeissComm Partners
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